Exhibit 99.1

Media Release

PEABODY REPORTS PRELIMINARY RESULTS FOR QUARTER ENDED JUNE 30, 2022
COMPANY TO ANNOUNCE FULL RESULTS FOR THE QUARTER ON JULY 28, 2022

ST. LOUIS, July 14, 2022 – Peabody (NYSE: BTU) today announced preliminary unaudited financial results for the second quarter 2022 in connection with the previously announced Wilpinjong Senior Notes repurchase offer, which is scheduled to expire on July 21, 2022.

The Company expects to report second quarter revenue of $1,310 to $1,340 million, net of approximately $25 million of unrealized mark-to-market losses related to coal hedges; net income attributable to common stockholders of $400 to $420 million; and Adjusted EBITDA1 of $570 to $590 million. Peabody posted $63 million of additional cash margin during the quarter in support of its existing coal hedge contracts and ended the quarter with $544 million of cash margin posted and $1,121 million of cash and cash equivalents. The Company continued to reduce its outstanding debt during the quarter and has retired senior secured debt of nearly $90 million year-to-date through June 30, 2022, with additional retirements of over $110 million pending settlement.

“The preliminary financial results reported today demonstrate the strength of our diversified platform, generating over $570 million of Adjusted EBITDA. With substantial cash generation this quarter despite continued operational challenges including rail performance in the PRB and weather in Australia, we believe we are positioned for a stronger second half as we continue to pay down debt and further collateralize our reclamation obligations,” said Peabody President and Chief Executive Officer Jim Grech.

The nearly four-fold increase in Adjusted EBITDA compared to the prior year quarter is attributable to record high realized prices from our seaborne coal segments and higher margins and volumes from our Other U.S. Thermal segment. Second quarter costs were impacted by sales sensitive costs such as royalties and production taxes, higher diesel prices and advanced overburden removal in the PRB. Production volumes for the quarter were impacted by further degradation of PRB rail performance and the unexpected continuation of heavy rain and COVID absenteeism in Australia.

PIC AU Holdings LLC, “PIC AU”, a wholly-owned subsidiary of Peabody that owns and operates the Wilpinjong mine, expects to report second quarter net income, net of income taxes of $80 to $95 million; Adjusted EBITDA of $160 to $175 million; and cash and cash equivalents of $202 million. PIC AU retired approximately $67 million of senior secured debt year-to-date as of June 30, 2022, with additional retirements of $90 million pending settlement.

1 Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

On Thursday, July 28, 2022, Peabody will announce full results for the quarter ended June 30, 2022. A conference call with management is scheduled for 9 a.m. CT on Thursday, July 28, 2022.

The call, replay and other investor data will be available at PeabodyEnergy.com.

Participants may also access the call using the following phone numbers:

U.S. and Canada (888) 312-3049
Australia 1800 849 976
United Kingdom      0808 238 9907

For all other international participants, please contact Peabody Investor Relations at (314) 342-7900 prior to the call to receive your dial-in number.

The preliminary financial results set forth in this release are based on information available to us at this time. Our actual results may vary from the preliminary estimated results presented here due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the quarter ended June 30, 2022 are finalized. The preliminary estimated financial results have not been audited or reviewed by our independent registered public accounting firm. In addition, the preliminary financial results should not be viewed as a substitute for our full interim financial statements. Accordingly, you should not place undue reliance on this preliminary data.
This press release is for informational purposes only and is not an offer or solicitation to purchase the PIC AU 10.000% Senior Secured Notes due 2024 (the “Wilpinjong Senior Notes”). The offer is being made solely pursuant to the offer to purchase, dated May 26, 2022 (as amended, the “Offer to Purchase”), which sets forth the complete terms of the offer that holders of the Wilpinjong Senior Notes should carefully read prior to making any decision.

The Offer to Purchase does not constitute an offer or solicitation to purchase Wilpinjong Senior Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:
Alice Tharenos
314.342.7890

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of sales and other operating performance targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the ongoing impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Jun. 30, 2022 and 2021

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Preliminary Estimate
	Quarter Ended Jun. 2022		Quarter Ended Jun. 2021
	Low	High	Actual

Peabody Energy Corporation
Income (Loss) from Continuing Operations, Net of Income Taxes	$400.0	$420.0	$(23.0)
Depreciation, Depletion and Amortization	71.0	76.0	77.1
Asset Retirement Obligation Expenses	13.0	12.0	15.1
Restructuring Charges	1.0	—	2.1
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(1.0)	—	(0.5)
Interest Expense	39.0	37.0	45.4
Net Loss (Gain) on Early Debt Extinguishment	3.0	2.0	(11.8)
Interest Income	—	(1.0)	(1.3)
Unrealized Losses on Derivative Contracts Related to Forecasted Sales	27.0	23.0	23.7
Unrealized Losses on Foreign Currency Option Contracts	7.0	5.0	1.2
Take-or-Pay Contract-Based Intangible Recognition	—	(1.0)	(1.1)
Income Tax Provision (Benefit)	10.0	17.0	(4.8)
Adjusted EBITDA (1)	$570.0	$590.0	$122.1

PIC AU Holdings LLC
Income from Continuing Operations, Net of Income Taxes	$80.0	$95.0	$12.9
Depreciation, Depletion and Amortization	17.0	15.0	16.5
Asset Retirement Obligation Expenses	1.0	0.5	0.7
Interest Expense	10.5	10.0	11.8
Net Loss on Early Debt Extinguishment	3.5	3.0	—
Foreign Exchange Loss (Gain)	1.5	1.0	(1.7)
Management Overhead Charges	3.0	2.5	2.9
Income Tax Provision	43.5	48.0	10.8
Adjusted EBITDA (1)	$160.0	$175.0	$53.9

(1)	Adjusted EBITDA is defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization, and, with respect to the definition for PIC AU Holdings LLC, foreign exchange and management overhead charges. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance and allocate resources.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.
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